Conference Call Transcript PWAV - Q2 2009 Powerwave Technologies Earnings Conference Call Event Date/Time: Jul 30, 2009 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies - VP, Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO

 Ron Buschur
 Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

 Charles John
 Piper Jaffray - Analyst

 Ken Muth
 Robert Baird & Company - Analyst

 Rich Valera
 Needham & Company - Analyst

 Ben Brogadir
 Imperial Capital - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 Blaine Carroll
 FTN Equity Capital Markets - Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2009 Powerwave Technologies earnings conference call. I will be your conference moderator for today. At this time, all participants are in a listen-only mode and we will be facilitating a question-and-answer session toward the end of the conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today, Mr. Tom Spaeth, Powerwave's Vice President and Treasurer. Please proceed.

 Tom Spaeth - Powerwave Technologies - VP, Treasurer

Thank you. Good afternoon, and welcome to Powerwave Technologies' second quarter 2009 financial result conference call. I'm Tom Spaeth, Powerwave's Treasurer. Joining us today on the call will be Ron Buschur, President and Chief Executive Officer and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave including, but not limited to, anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, cost savings relating to our facility consolidation, future cost savings related to our cost reduction activities, demand levels for the company's product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the timing and opening of our new Thailand manufacturing facility, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates and days sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macro economic environment and worldwide credit tightening, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies. the ability to accurately forecast cash flows and credit collections, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave's Form 10-K for the fiscal year ended December 28, 2008, our Form 8-K for the quarter ended March 29, 2009 and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied. In addition on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today which can be found on our website at powerwave.com and on business wire. The press release also has detailed information concerning several of the significant items impacting our results, and we urge you to review that information. Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO

Thank you, Tom, and good afternoon, everyone. With all the risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release.

Net sales for the second quarter of 2009 were $136.1 million and we reported GAAP net income of $6.3 million, which equates to earnings per share of $0.05. This includes $800,000 of noncash intangible asset amortization related to our prior acquisitions and $200,000 of restructuring. These charges and amortization totaled approximately $1 million for the second quarter. Offsetting these expenses was the gain of $8.7 million from the retirement of a portion of our outstanding long-term debt.

On a pro forma basis, excluding the restructuring charges and intangible asset amortization charges as well as the gain on the repurchase of a portion of our debt, we generated pro forma net loss of $1.7 million which equates to a pro forma net loss of $0.01 per share. I want to note that included in both of our GAAP and pro forma results is the impact of approximately $1.3 million of pre-tax stock based compensation expense due to SFAS 123R, almost all of which is included in operating expenses. Excluding this expense from our reported results adds approximately $0.01 to EPS for both our GAAP and pro forma results. This is the same impact as in the prior year period.

On a geographic basis, our total Americas revenue for the second quarter of 2009 were approximately $41.9 million or 31% of revenue. Our total Asian sales were approximately $48.7 million or 36% of revenue and our total European and other international revenues were $45.5 million or approximately 33% of revenue. In the second quarter, our antenna systems product group sales totaled $31.7 million or 23% of total revenue. Base station subsystem sales total $96.4 million or 71% of revenue and Coverage Solutions sales totaled $8 million or 6% of revenue. Our total 3G related sales were approximately $49.6 million or 36% of our total revenue. Our 2G and 2.5G related sales were approximately $78.8 million or 58% of revenue, and our WiMAX sales were approximately $7.7 million or 6% of revenue. In terms of our customer profile in the second quarter, total OEM sales accounted for approximately 69% of our total revenue and direct operator sales accounted for approximately 31%. Moving on to gross margin, on a GAAP basis, our total consolidated gross profit margin was 26.4% in the second quarter. In our press release on page three, there is a table with the reconciliation of the various factors impacting our gross margin for the quarter.

On a pro forma basis, excluding restructuring charges and noncash intangible asset amortization totaling $1 million, our total gross profit margin was 26.8%. We believe that our improved second quarter gross margin is a result of our extensive restructuring efforts over the last two years. As we have worked to consolidate and streamline our manufacturing footprint as well as drive for additional operating efficiencies over this period, we are now seeing the benefits in our gross margin.

Next I'll review our operating expenses for the second quarter. Our sales and marketing expenses were $8.9 million, research and development expenses were $14.6 million and G&A expenses were $12.8 million. On a pro forma basis which excludes restructuring charges and intangible amortization for the second quarter, our total operating expenses equaled approximately $36.2 million. As we stated last quarter, we are driving to reach a quarterly pro forma operating expense target of $35 million for the second half of this year. We continue to believe that we will achieve this target, and we remain committed to our cost reduction plans.

In terms of other income and expense, we recorded a total of approximately $6.3 million of other income in the second quarter of 2009. The main contributor to this income is the gain of approximately $8.7 million that we generated from repurchasing $20 million par value of our outstanding 1.875% convertible notes during the quarter. This gain was partially offset by our interest expense during the quarter. Our second quarter tax rate was impacted by the income generated in the US and by a combination of our improved operating performance as well as the gain recorded on the repurchase of a portion of our outstanding long-term debt. This caused us to have a net benefit in our tax provision for the quarter of approximately $700,000. While we continue to evaluate our future tax rate based upon our diverse international operations, we estimate that our effective worldwide tax rate will be between 10% to 15% for 2009. I want to stress that this is an estimate that may fluctuate based upon our actual results.

Next I'll review our balance sheet. Total cash at June 28, 2009 was approximately $42.4 million of which $2.5 million is restricted cash. The reduction in cash from the first quarter of 2009 is largely due to our debt repurchases during the quarter. Cash flow from operations was effectively breakeven with a use of cash of approximately $400,000. Our total capital spending was approximately $1.6 million for the quarter. Our net inventory was $70.8 million, which is a reduction of $2.1 million from the first quarter of 2009. For the second quarter of 2009, our net inventory represents inventory turns of approximately 5.6 times. Our total net accounts receivable decreased to $164.9 million, while our AR days sales outstanding increased slightly to 110 days. As you would expect, in the current macro economic environment, some of our customers are continuing to stretch out their payment cycles. We are working diligently to reduce our days sales outstanding and we continue to carefully monitor our customers from a credit perspective.

Before turning the call over to Ron, I would like to remind our investors that we believe that they are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. In terms of 2009, given the continuing uncertainty within the global macro economic environment, we are continuing our policy of not providing annual guidance. Once our markets stabilize, we hope to then be able to provide more specific guidance.

In looking at the second quarter, clearly we were disappointed in the overall weakness in demand we encountered. In looking back at the quarter, we believe that the global macro economic issues impacted spending decisions throughout the markets we compete in. Here are two examples of where we experienced unanticipated slowdowns in capital spending.

The first example is T-Mobile in the US. As we believe several parties have already reported, T-Mobile USA significantly reduced its capital spending during the second quarter which had a significant impact on our North American business during the quarter. While we do believe that this business will resume, we are unable to provide an exact timeline for this. A second example is in China where one of the major wireless operators also significantly slowed down its capital spending activities during the quarter. Once again, we believe this business will resume at some point, but we cannot provide an exact timeline for this. While we do see some encouraging signs of growth in various markets this quarter, there continues to be slower capital spending in several regions and continuing risks that macro economic issues will impact future demand. With that, I would like to turn the call now over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President, CEO

Thank you, Kevin, and good afternoon, everyone. I would like to share with you my thoughts of our second quarter results and then I will review our current outlook for the wireless infrastructure industry.

As we reported, Powerwave's business was impacted by a reduction in demand during the second quarter, and we are extremely frustrated and disappointed by the lack of demand. But we do not believe this is a permanent situation or loss of market share. As we look at the overall market, there is still an ongoing impact to capital spending due to the global economic conditions. In spite of this, we continue to see increased data rate usage in the wireless networks, and we do believe that this will eventually facilitate capital spending and generate increased demand back into the wireless infrastructure market globally.

I would like to review some of our operational metrics. We once again significantly improved upon our operating results during the quarter. In particular, we improved our gross margins to 26.8% compared to 23.2% in the first quarter. This is an improvement of over 350 basis points. Clearly, our manufacturing consolidations, operational efficiency improvements and cost reduction efforts over the last two years are paying off. And we have the company positioned to benefit when the global telecom infrastructure market recovers. At the same time, we have significantly reduced our overall expenses during the same period, such that we are able to run the company on a cash flow break even basis during this difficult quarter in spite of the revenue reduction. In addition, we continued to further reduce our long-term debt by repurchasing $20 million of outstanding notes.

As we previously discussed, we have been executing on our restructuring plans over the last two years with a focus on consolidating and simplifying our manufacturing operations and engineering sites to better utilize resources, decrease our overhead cost and create a lower operating cost structure. Due to the challenging business and economic environment, we continue to look for ways to further reduce our cost in order to maximize profitability; so in addition to our previous plans, we are now moving forward with opening a new manufacturing location in Thailand. This site will allow us to further consolidate our operations as well as reduce our dependency on multiple contract manufacturers and will create a world class, efficient and effective low cost manufacturing location which will help streamline our logistics and product costs. We expect to have this new location operational by the end of the year. At the same time, we are continuing to invest in key resources and develop programs and solutions which will enhance our product and technology leadership position.

For the second quarter of 2009, I also want to highlight that we reported a pro forma operating income on the significant reduction in revenue. And I believe that this demonstrates the leverage and upside potential in our operating model. We have set a quarterly operating expense target of approximately $35 million for the second half of this year, and I believe that we are positioned to achieve this target. In addition, we are focused more than ever on expanding our customer base and utilizing our RF capabilities in other new vertical markets and we will continue to drive gains in market share in our existing core businesses.

An example of this continued focus is our Coverage Solutions group which we believe that we have offered the strongest solution in the marketplace today and we believe there is a tremendous opportunity for growth globally for this product segment in the future. To highlight our success in this market segment, during the second quarter, we won the largest project ever awarded in North America to provide a full network coverage and installation for a major metropolitan subway system including both commercial frequencies and public safety bands with all major network operators. This is a multi-year project that is in excess of $60 million over the life of the project. We are extremely proud to have won this project, and we think that this is a testimonial to our technology expertise and operating capabilities. We are aggressively pursuing similar coverage solution and service projects across the globe, and we believe this product segment will become a larger portion of our business in the years ahead.

In addition to our focus on driving new revenue opportunities, we remain extremely focused on reducing our overall cost structure in manufacturing by improving our productivity, efficiencies, yields, cycle times and better capital utilization while maintaining our industry leading quality and performance. The team is focused on supply chain management such as rationalizing and simplifying our supply chain, shortening our lead times, cycle times and reducing our inventories as well as reducing a number of suppliers in our enterprise. We believe that all these efforts combined with the previous actions will further leverage our operating results as well as help improve our ability to generate increased cash from our operations.

Now looking at the industry, we believe there continues to be long-term drivers that will create additional demand for our products and solutions. In particular, we believe that data driven demand will continue to increase and create additional infrastructure spending globally. We continue to believe that the network operators throughout the world are looking for ways to improve their network performance with cost effective solutions like the one Powerwave technology provides.

Clearly, we believe Powerwave has one of the strongest product portfolios in the industry, the best personnel, engineering resources and the most advanced leading edge technology solutions for the next generation of products. We remain committed and determined to improve Powerwave's profitability and performance for the remainder of 2009. I would now like to turn the call over to Stacy and address any questions you may have.
 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions). Your first question comes from the line of Charles John with Piper Jaffray. Please proceed.

 Charles John - Piper Jaffray - Analyst

 Hi, Ron and Kevin.

 Ron Buschur - Powerwave Technologies - President, CEO

 Hello.

 Charles John - Piper Jaffray - Analyst

 Firstly, congratulations in the discipline of the OpEx in the space relieving demand out there. Great job there. Maybe I will talk with something we have been picking up from the competitors. What they have indicated the overall lowering in terms inventory levels with some of the key OEMs but looking at your results, it looks like you have done slightly better than them, especially with Nokia Siemens and Alcatel Lucent. So just curious, maybe you can give us some color on what your discussions with them have been like and what you are seeing out there in terms of overall inventory levels.

 Ron Buschur - Powerwave Technologies - President, CEO

 Charles, we actually have, as you indicated, had an improvement in our inventory levels. We do believe that the OEMs have managed their inventory levels pretty well during this slowdown as well globally. Looking forward we feel pretty confident that we should be able to continue to maintain and improve upon our industry leading inventory turns and looking at how we can continue to reduce inventory globally. The OEMs are holding fairly stable in this difficult environment, and we are pretty pleased with the discipline that the team has put in place here internally managing our inventories globally.

 Charles John - Piper Jaffray - Analyst

 So Ron, looking into the second half, do you think it's got to the point where they would have to procure additional equipment from suppliers? Or do they still have enough stash where they can keep taking it down lower with some of your sales getting impacted even into Q3?

 Ron Buschur - Powerwave Technologies - President, CEO

 I think a lot of it depends, Charles, on the end customer itself. As you know, a lot of the operators are slowing down. Their deployments in some of the regions that were accelerating, let's say, at the beginning of the year. So I don't believe there is a lot of inventory sitting in the channels of the OEMs. So I would hope, and we believe that we should see some improvement here in the second half now. I think that with that pick up, obviously that will allow us to move our inventory and actually improve on our sales moving forward.

 Charles John - Piper Jaffray - Analyst

 Thank you for that color. And just on the gross margins, nice uptick there. Could you parse through some of those -- the sequential uptick? Is there any one time effect there, and how much is sustainable? Maybe just talk about what's really impacted that, if it's more of the factory utilization, if it's part of the efficiencies you have driven in the SEM and going forward how we should think of those margin levels.

 Kevin Michaels - Powerwave Technologies - CFO

 Sure. Basically, this is the result of really two years of work. If you've been following us, you have seen -- over the last few quarters, we have seen some good progression and this is a continuation of that. We've actually achieved the target range that we set for ourself for quite a long while, that mid-20s, mid to high 20s and we're within that range now. And obviously, we did that at a time when we have poor factory utilization. So we have -- as you know over the last two years, we've closed number of plants, consolidated plants. As Ron mentioned, we are taking further actions going forward to try to further drive more costs with our startup of a facility in Thailand. So we certainly think we have the operation running as efficiently as it can in this kind of environment. Clearly, a long term with some greater volumes we should gain some additional efficiencies. At the same time we are within the operating model in the gross margin, so we think we will fluctuate around that level, but the mid-20s is a target level and we reached that, and we think we will do everything we can to maintain that.

 Charles John - Piper Jaffray - Analyst

 And, Kevin, with the factory closures and looking at your current utilization rates relative to historical levels, could you give qualitative commentary there, maybe just compared to what you have seen in the past?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, I don't have particular detail utilization rates, and we wouldn't provide that kind of detail. But clearly, we've closed, I think it was four or five plants over the last two years, so we have taken out a tremendous amount of capacity. At the same time, our revenues obviously this quarter is the lowest it's been in a very long time. What we have been able to do is to put a lot of flexibility into our structure, and we are demonstrating that capability now, and we have worked hard to install that kind of efficiency and we are seeing some of the benefits of that. At the same time, we have done well on the supply chain side. We've improved our performance there, as Ron mentioned. We are looking to drive further improvements going forward. So we think we have a pretty flexible operating model that, given the opportunity to drive more revenue through it, can be very effective.

 Ron Buschur - Powerwave Technologies - President, CEO

 And I think, Charles, the other piece that we are focused on, when you look at the factory utilization, we look at factory utilization throughout our enterprise, including our contract manufacturing partners. We had, as we have acquired these companies over the past few years, up to utilizing six to seven different CMs at different levels of product completion. So one of our efforts to help streamline the operation and get better utilization within our network or enterprise is opening up this facility as well in Thailand that we can now better utilize our resources globally and some of our assets. And that will give us a lot -- overall, a lot better utilization of our assets and our resources and should streamline the logistics in our cost structure moving forward. The sales team has been pretty disciplined on their ability to maintain the ASPs. We are not -- we are looking at profitability in our business right now and making sure that we really focus on shareholder value and maintaining and focusing on the bottom line within the company, not just the top line. And I think that discipline is healthy and I want to make sure that our team continues to focus on that. I think that serves our shareholders best in the long-term.

 Charles John - Piper Jaffray - Analyst

 Okay, great, thanks a lot. And just one last quick one for me. In terms of the AT&T domain strategy, a lot of noise made recently. How does it impact you guys? Is it with just with AT&T, or are you seeing that across a lot of other carriers, too? Thanks.

 Ron Buschur - Powerwave Technologies - President, CEO

 I didn't hear the first part of your question. I'm sorry about that, Charles. Could you repeat that?

 Charles John - Piper Jaffray - Analyst

 Just the AT&T domain strategy, whether consolidating a lot of their vendor base. They're taking it down from 40 to below 10. Does that specifically impact you guys, and is it a lot of carriers going down this path? Or is it just one specific carrier in North America?

 Ron Buschur - Powerwave Technologies - President, CEO

 No. We -- AT&T strategy of consolidation and they went through the bidding process or E-auction. We were positioned very well with them. I think as you see our operator business and when we look at the North American AT&T business, we are pleased with the growth we are seeing there. We continue to be a strong partner and we are positioned well there. I think during this economic uncertainty and difficult times I think every customer is looking at how they can better utilize their supply chain and figure out how they can partner with people who will help benefit them in the future. So I think that's a strategy that most operators are deploying today. And we just need to continue to build the relationships, continue to solidify our capabilities and technology leadership position. And as the market turns, and it will turn and we do believe that things -- there are signs of positive change taking place out in the market, we think we are very well positioned when that occurs.

 Charles John - Piper Jaffray - Analyst

 Thanks a lot, guys.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 Your next question comes from the line of Ken Muth with Robert Baird. Please proceed.

 Ken Muth - Robert Baird & Company - Analyst

 Hi. You talked about the one big one that you had there. Is that -- I assume that is going to come in the Coverage Solutions category and then your outlook there. It kind of retreated quarter-over-quarter here, the expectations, what with your new product categories you had there and your new product portfolio you would be able to grow that and wouldn't think that would be as economically substantive,e or is that because of municipalities and government bodies?

 Ron Buschur - Powerwave Technologies - President, CEO

 Yes, Ken, you are absolutely right. It's because of the municipalities and the government bodies as well as some of the government funding has impacted some of these large rollouts and coverage. As you know, we really focused that product segment and that development effort on larger enterprise type of applications or municipalities or transportation type of coverage solutions. And this project here has been going on for quite some time, and the acceptance cycle on these projects are anywhere between six to 10 months. We have quite a few, as I talked to you previously about, in our pipeline. And as the decisions are made, I think it will be very apparent that we are pretty optimistic about that market segment and pleased that we were chosen in this. But it's a longer cycle than typically selling our antennas, MCPAs or of our other product portfolio solutions.

 Kevin Michaels - Powerwave Technologies - CFO

 And you are correct, Ken, that that revenue will show up in that coverage solutions space and the project that we talked about there. Basically, that was finally awarded towards the very end of the quarter, so there was really not any material revenue recognized in the quarter but going forward, we should see revenue spread out. It's a multiyear contract, so we should see revenue going forward.

 Ken Muth - Robert Baird & Company - Analyst

 Okay. And then the take on the uptick possibility in Q4. I know the visibility is tough, but is it -- are you seeing some things happen here, and Q2 and Q3 seems to be pretty soft in the industry as well. Would you expect to see an uptick in that and if you would, Kevin, the follow on will be, your gross margins were significant at a much lower revenue base. What could be the high end of the gross profits if revenues do see a little bit of a rebound in Q4?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, in terms of the gross margins, I think if -- obviously, if we saw a rebound, I think there is opportunity for some improvement there, but our range is still that mid to high 20s. So I think we are comfortable within that range. Clearly, there -- while we have been very -- have restraint on pricing, I think there is always going to be pricing pressures out there, so you have to take that into account. But I think we have got a good efficiency there. So there is opportunity for us to see some improvement, but I think in the kind of range we are in is the target we are going for, and I will let Ron speak to the outlook.

 Ron Buschur - Powerwave Technologies - President, CEO

 Typically, Q4 is historically usually probably the best quarter in our industry as a whole. And we do see some signs of spending just within -- if you look at what AT&T is doing, you look what Verizon is doing. You are looking at some of the trials and some of the sites that they are setting up for LTE. You look some of the other emerging markets. We do anticipate and we do believe that Q4 should be much better than what we seen in the first half here. But as you have stated earlier, it's still is a pretty difficult environment out there. Everyone is seeing, I think, a soft economic outlook and revenue is not strong as we like to see. But I do think there are some signs recovery.

 Ken Muth - Robert Baird & Company - Analyst

 And then last question Kevin, on the balance sheet, you purchased some of your debt in the quarter here for it looks like a very attractive price. Any concerns though that you are running historically -- you talked about a $50 million cash requirement to run the business. Just like to get your updated thoughts there.

 Kevin Michaels - Powerwave Technologies - CFO

 Sure. I think we are comfortable with where we are. We saw some opportunity there to repurchase some debt, and we did. Going forward, it will depend upon how our cash flow goes. I think obviously we'd like to -- our goal here over the next few quarters is to generate some more cash and as we do, if opportunities are there to retire some of that debt, that is certainly something we will look at doing. We feel very comfortable with our current cash positions and we have a credit line available to us that's available. So we are comfortable in the business and we think we got our expenses well under control. So we feel comfortable in managing through this.

 Ken Muth - Robert Baird & Company - Analyst

 Okay. Thank you.

Operator

 Your next question comes from the line of Rich Valera with Needham & Company. Plead proceed.

 Rich Valera - Needham & Company - Analyst

 Thank you. I want to understand better the rationale behind opening up the Thai facility. It seems like you are going through a process of shutting down facilities for the last few years, which apparently have served you quite well as evidenced by the gross margins this quarter. So why are we opening a facility now when your utilizations are probably near all time lows? What are you looking to gain from that?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I think, Rich, your observations about the past is absolutely correct. We were closing down facilities and were trying to better utilize the assets and resources we had globally. When I talked a little bit earlier about utilization, because Kevin mentioned that, we are talking utilization within our enterprise and the costs associated with that. Our operations themselves are Powerwave owned facilities. Our utilization is running pretty well. It's not at an all time low, to the contrary. We could -- obviously would like to see stronger demand, but our utilization is pretty good out of our factory. I'm really looking at some of our contract manufacturers and the cost associated with the inefficiencies in our inability to create demand in those operations that we think we can bring internally, and it will have a positive effect to Powerwave. And some of our other manufacturing sites that are in more higher cost geographic locations today can be consolidated in a low cost geography location such as Thailand and give us a contribution and a benefit that is substantial for the company.

 Rich Valera - Needham & Company - Analyst

 Great. What kind of Cap Ex do you expect to be associated with that?

 Kevin Michaels - Powerwave Technologies - CFO

 It's very small. Under $1 million dollars in terms of Cap Ex.

 Rich Valera - Needham & Company - Analyst

 And then --

 Kevin Michaels - Powerwave Technologies - CFO

 I would say in total, there's a facility with that, so in total, we were probably over long-term basis talking under $2 million.

 Rich Valera - Needham & Company - Analyst

 Okay., fair enough. And when -- Kevin, when we spoke earlier in the year and people are quite excited about China in the first half, you seemed to suggest that you felt China might be more of a second half phenomenon, at least as far as the impact for Powerwave. What are your thoughts currently on demand from China, and do you think that's something that could be a source of relative strength in the second half compared to the first?

 Ron Buschur - Powerwave Technologies - President, CEO

 Rich, this is Ron. We certainly were pleased with what we seen in our results in Q2 for the APAC region, certainly China. Unfortunately, I think as we have indicated and our competitors have indicated, that has slowed, if not stopped in some cases. But I believe part of that was maybe the aggressive nature at which several of those operators in the APAC region felt they could build out a network. And I think maybe it's being a little bit more realistic to take a little bit more time to try to build out that network, and we think that's what's taking place. And if they can get that completed here in Q2 -- or in Q3 and part of Q4, maybe we will see some uptick again here going into Q4 and the beginning of the year. But we were pleased with what we had seen in Q2, it's just that I think they were a little over aggressive in their strategy of building out so many sites so quickly.

 Rich Valera - Needham & Company - Analyst

 Sure. And with respect to the outlook, Ron, you were talking about some encouraging signs and I think maybe mostly in reference to a rebound in Q4. But for thinking about Q3, is flattish sequentially as good a way to think about it as any? I know you didn't sound like you were expecting an uptick here, but is there any sort of broad range we should think about Q3 for?

 Ron Buschur - Powerwave Technologies - President, CEO

 I think flattish to up. I do believe there are opportunity for us to show some improvement here in revenue, and that's really where we are focused on. So I think if you're modeling it, that's probably a safe assumption. I'm looking to be a little bit more aggressive with the outlook moving forward and try to push a little bit more sales obviously. Because as you can see, our operating model and the way that we have the operation set up today and how the enterprise has been restructured, we get a little bit more revenue here. I think we can see the power of what we've put together here in this enterprise. It's going to create a nice cash flow for the business and a nice return to our shareholders.

 Rich Valera - Needham & Company - Analyst

 Right. Okay. That's it for me. Thank you.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 (Operator Instructions). Your next question comes from line of Ben Brogadir with Imperial Capital. Please proceed. Your line is open. You may ask a question.

 Ben Brogadir - Imperial Capital - Analyst

 Yes, hi, guys. Real quick, two quick questions. Did you guys give a D&A number for the quarter?

 Tom Spaeth - Powerwave Technologies - VP, Treasurer

 I think it's approximately around $5 million, $5 million to $6 million. Roughly the same as last quarter.

 Ben Brogadir - Imperial Capital - Analyst

 Okay, perfect. And then in terms of the revolver, is all $50 million of the -- is all that available to you guys as of the end of the quarter?

 Kevin Michaels - Powerwave Technologies - CFO

 At the end of the quarter, a portion of it was utilized in terms of a letter of credit. So a small amount. But basically that's what's available to us.

 Ben Brogadir - Imperial Capital - Analyst

 Okay, perfect. Thank you very much.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 Your next question comes from the line of Amir Rozwadowski with Barclays Capital. Please proceed.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much. I wanted to dig down a bit more on sort of the geographic trends, if I may. Obviously, we saw a little bit of a pause in one of the carriers in China. Can you talk a bit about sort of spending trends in India for you folks? I know that's been a fluctuating, but strong area for you in the past.

 Ron Buschur - Powerwave Technologies - President, CEO

 India is -- there is strong demand, Amir, in that region for products. But the pricing is almost irrational at this point in some cases. So I think as some of our competition is alluded to as well, at this point, I think we are better suited to focus on some other regions and continue to be prudent in how we go about trying to achieve business there in the India market. It's been strong and continues to be a good market, but I think we are a little bit more selective in how we are pursuing that. And the other piece, as Kevin talked about a little bit, is we are cautious about the payment terms and how far that we want to continue to extend payment terms for this type of product and this market segment itself.

 Amir Rozwadowski - Barclays Capital - Analyst

 Okay. Should we think about the potential award of 3G builds, however, to be a tailwind for your business? Or are you sort of skeptical around opportunities around that as well?

 Ron Buschur - Powerwave Technologies - President, CEO

 No, I think there is a tailwind that is associated with that. I think the message I'm trying to give you, and maybe I didn't do a good job of being very candid with that. is that we are just being cautious about chasing that business at all costs, because it's very price competitive and very sensitive and the payment terms are typically quite long and with the credit crunch that's out there, we want to make sure we get paid and we can continue to utilize our assets more effectively that we deploy.

 Amir Rozwadowski - Barclays Capital - Analyst

 Certainly, certainly. And then just to clarify in terms of the spending in China. It seems like you have seen a bit of a dropoff here. But certainly, the builds themselves are not necessarily at an end. Should we expect that business to recover at some point towards either in the back half of this year or perhaps in 2010?

 Ron Buschur - Powerwave Technologies - President, CEO

 You are absolutely correct. As I said earlier, I don't believe that they are stopping to build, by no means. I think they were a little bit ambitious in their belief of the number of new sites they can deploy and upgrade during this period of time. And what they have done is pull back slightly until they can consume some the inventory that they have and build these sites out.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. And then lastly, it seems as though you had discussed in the past potential other opportunities to raise cash outside of operating cash flow. Any update there in terms of -- I know there was some real estate that you had mentioned in the past, and I wanted to check in to see if there was any update.

 Ron Buschur - Powerwave Technologies - President, CEO

 Go ahead.

 Kevin Michaels - Powerwave Technologies - CFO

 Sure. We do have some assets that are for sale. We don't have anything to update you. We have got some ongoing activities there. But as you can imagine, in this environment, there is -- it's a slow process and there is always delay. So we don't have anything to announce, but we were actively pursuing some, and we hope before the end of the year to be able to announce a few.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. Thank you for the color.

 Kevin Michaels - Powerwave Technologies - CFO

 You're welcome.

Operator

 Your final question comes from the line of Blaine Carroll with FTN Equity Capital Markets. Please proceed.

 Blaine Carroll - FTN Equity Capital Markets - Analyst

 Thank you. Ron, if we can jump back to the Thailand question for a moment. Could you talk about with a type of products are going to run through that facility and maybe what type of revenue generation could come out of that plant once it's up and running? And then secondly, Nokia Siemens has consistently said that when they look at the overall market, they see it down 10% year-over-year. If you could give us some indication of what you're seeing for your -- the subsegment portion of the market, what the characteristics would be there, I would appreciate it.

 Ron Buschur - Powerwave Technologies - President, CEO

 All right, sure. Well, first of all, on the Thailand operation, when I talk about the products that we're build today at some of the EMS providers or contract manufacturers that we currently have, we do outsource complete box build and complete turnkey of some of our products as well as have the same EMS providers build the printed circuit board assembly or the PCBA, the complete assembly and provide us those. What we would be looking at doing is trying to consolidate some of our outsourced box build, bring that back internally and a couple of our other sites that are low volume, high mix type of operations and geographic locations that are a little bit more expensive than Thailand and bring that together into that operation. And looking forward, I think that probably represents out of that operation maybe $15 million to $20 million of business.

 Blaine Carroll - FTN Equity Capital Markets - Analyst

 Okay. And the talent is there?

 Ron Buschur - Powerwave Technologies - President, CEO

 Yes, it is, and we believe we can bring some additional talent into that region. We have been very pleased with the progress that we were able to make there with the engineering resources as well as the manufacturing capabilities. And then looking a little bit more at what we see as far as other opportunities geographically, as you had outlined, yes, there is certainly some opportunities that we believe exist there and other regions that we are going to be focusing on moving forward.

We do see, let's say Nokia Siemens, outlook of the overall industry of being down 10% to 15% I think is what they said. You have got to keep in mind, our product portfolio is not as broad as what Nokia Siemens obviously has or the OEMs have. So I think we actually see probably 25% to 30% may be a better number that we see down, just based on our product offering itself. But I think that the real opportunity that we need to continue to focus on are these opportunities for the Coverage Solutions in some of these larger metropolitan opportunities, venues, transportation enterprise as well as taking this RF competency into other new market areas that Powerwave traditionally hasn't focused on. So to answer your question, I do believe that we see a similar decline, but I think ours is probably a little greater than what Nokia Siemens would see or maybe Alcatel Lucent would tell you they see based on their product.

 Blaine Carroll - FTN Equity Capital Markets - Analyst

 Thank you.

Operator

 At this time, I would like to turn the call back to Mr. Buschur for closing remarks.

 Ron Buschur - Powerwave Technologies - President, CEO

 I want to thank everyone for joining us today and your continued support and interest in Powerwave Technologies. We look forward to sharing with you our results for the third quarter of 2009.

Operator

 We thank you for your participation in today's conference. This does conclude your presentation. You may now disconnect and have a great day.

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